Exhibit 23.01

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use of its name in the 2008 Annual Report on Form 10-K of Pegasi Energy Resources Corporation (the “Company”).  We further consent to the use of information contained in our report, dated January 15, 2009, setting forth the estimates of reserves from the Company’s oil and gas reserves in such Annual Report on Form 10-K.

/s/ James E. Smith, P.E.

State of Texas No. 24174
Date: March 18, 2009